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                                                                 EXHIBIT 10.21.1


                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                      INVERSIONES LEAP WIRELESS CHILE S.A.,
                               TELEX -- CHILE S.A.,
                                       AND
                                  CHILESAT S.A.
                                      DATED
                                 APRIL 12, 1999

                             Fax No. 011-562-382-5185


THIS STOCK PURCHASE AGREEMENT (the "Purchase Agreement"), dated April 12, 1999, by and among INVERSIONES LEAP WIRELESS CHILE S.A. ("Buyer" or "LEAP CHILE"), a corporation organized and existing under the laws of Chile, domiciled at Tenderini 153, Santiago, Chile, and TELEX - CHILE S.A. ( "TELEX"), and CHILESAT S.A. ( "CHILESAT" and, jointly with TELEX, "Sellers"), each a corporation organized and existing under the laws of Chile and domiciled at Rinconada El Salto 202, Huechuraba, Santiago, Chile.

                                    RECITALS

     WHEREAS, CHILESAT TELEFONIA PERSONAL S.A. ("CHILESAT PCS" or the "Company"), a Chilean corporation with its principal office located at Rinconada El Salto 202, Huechuraba, Santiago, Chile, is engaged in the business of providing wireless telecommunications services in Chile (the "Business") and holds a public service telecommunications concession for the installation, operation and development of a mobile digital telecommunications service in the 1900 MHz band (PCS) (the "Concession");

     WHEREAS, Sellers own a total of 8,400,000 series B ordinary shares of CHILESAT PCS, which currently represent 50% of the issued share property of CHILESAT PCS, and LEAP CHILE owns 8,399,999 series A preferred shares of CHILESAT PCS, which represent 49.99% of the issued and outstanding capital stock of CHILESAT PCS. The remaining share, a series A preferred share, belongs to an individual Person (the "Minority Shareholder"); and

     WHEREAS, Buyer desires to purchase, and Sellers desire to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company not already owned by Buyer, including any and all rights, contractual, legal, hypothetical or otherwise to

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subscribe new shares of the Company (except for the share held by the Minority
Shareholder, the "Shares"), on and subject to the terms and conditions and for the consideration set forth in this Purchase Agreement.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants expressed herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   DEFINITIONS

As used in this agreement, the following terms shall have the respective meanings set forth below or set forth in the provision referenced following such term:

AFFILIATES: means, with respect to any Person, each other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such other Person (excluding any trustee under or any committee with responsibility for administering, any pension plan or employee benefit plan). A Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power (i) to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managing members or (ii) to direct or cause the direction of the management and policies of such person, whether by contract or otherwise;

BACKHAUL: as defined in Section 4.2.1.;

BREACH: as defined in Section 4.1.(a);

BUSINESS: as defined in the Recitals hereto;

BUYER: as defined in the preamble hereof;

CHILESAT: as defined in the preamble hereof;

CHILESAT PCS: as defined in the Recitals hereto;

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CLAIM: as defined in Section 4.5.;

CLAIMANT: as defined in Section 4.5.;

CLOSING: as defined in Section 2.1;

CLOSING DATE: as defined in Section 2.1;

COMPANY: as defined in the Recitals hereto;

CONCESSION: as defined in the Recitals hereto;

CONTRACTS: as defined in Section 3.1.15;

CONTROLLING SHAREHOLDERS: means Juan Eduardo Ibanez W., Francisco Ibanez W., and Daska Radic Dewar;

DISCLOSURE SCHEDULE: as defined in Section 3.1.;

ENVIRONMENTAL LAWS: means any Chilean state or local law, statute, ordinance, rule or regulation, as amended, or any permit, order, judgment or decree issued pursuant to any of the foregoing, which governs or regulates any of the following: (i) the emission, discharge or release of any substance into the air, water, soil or substrata or into the workplace; or (ii) the generation, treatment, processing, storage, disposal, transport, labeling or other management of any solid, liquid or gaseous waste, or the cleanup thereof; or
(iii) the protection of human health and/or the environment; or (iv) the protection of worker or workplace health and safety;

EXPIRATION DATE: as defined in Section 2.1.;

FINANCIAL STATEMENTS: as defined in Section 3.1.4.(a);

INDEMNITOR: as defined in Section 4.5.;

INDEMNITY CUT-OFF: as defined in Section 4.3.;

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INTELLECTUAL PROPERTY: as defined in Section 3.1.9.(a);

LEAP CHILE: as defined in the preamble hereof;

LIENS: as defined in Section 3.1.18(a);

LOSSES: as defined in Section 4.1.;

MARKETABLE TECHNOLOGY: as defined in Section 3.1.9.(a);

MATERIAL ADVERSE EFFECT: means a material adverse change or effect upon the financial condition, results of operations, assets, properties, business and condition (financial or otherwise) or prospects of CHILESAT PCS or the Business;

MINORITY SHAREHOLDER: as defined in the Recitals hereto;

NOVATION: as defined in Section 1.2.(c);

PERSON: means an individual, a corporation, a partnership, a trust or an unincorporated organization;

PERSONAL PROPERTY: as defined in Section 3.1.8.;

PURCHASE AGREEMENT: as defined in the Recitals hereto;

REASONABLE INVESTIGATION: means (i) all information known by any management employee, officer or director of a Seller and (ii) a process of inquiry limited to interviews regarding the matters covered in the representations and warranties contained herein of the following persons: the Company's CEO (Mr. Sutherland), CFO (Mr. Cooper), CAO (Mr. Infante) and COO (Mr. Oelckers) and review of data provided by them. Such interviews and review if diligently carried out, shall be deemed to satisfy the requirement of a Reasonable Investigation;

RECEIVABLES: as defined in Section 3.1.6.(b);

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RESTRICTED BUSINESS: as defined in Section 5.2.;

RESTRICTED ENTITIES: as defined in Section 5.2;

RIGHTS TO ACQUIRE: as defined in Section 3.1.18.(a);

SATISFACTION OF TOTAL PURCHASE PRICE OR SATISFY THE TOTAL PURCHASE PRICE: means the payment to the Sellers of the amounts specified under Section 1.2. (a) and
(b) and the delivery to CHILESAT of the Novation, in accordance to Section 1.2.
(c);

SELLERS: as defined in the headings hereto;

SHARE CERTIFICATES: as defined in Section 1.1.(a);

SHARES: as defined in the Recitals hereto;

TAX AUTHORITIES: as defined in Section 3.1.5.;

TAX RETURNS: as defined in Section 3.1.5.;

TAXES: as defined in Section 3.1.5.;

TELEX : as defined in the headings hereto;

TOTAL PURCHASE PRICE: means US$50,000,000 (fifty million U.S. dollars) of which US$28,000,000 (twenty-eight million U.S. dollars) is payable in cash at Closing and US$22,000,000 (twenty-two million U.S. dollars) is satisfied by delivery of the Novation to Chilesat;

TRANSFER OF SHARES: as defined in Section 2.5.


                                   AGREEMENTS

ARTICLE 1. SALE AND PURCHASE OF STOCK

1.1. Sale and Purchase.

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     (a)  Sellers represent and warrant to Buyer that on the Closing Date the capital stock of the Company is divided into 16,000,000 series B ordinary shares without par value, and 8,400,000 series A Preferred shares without par value, of which the Sellers collectively own 8,400,000 series B shares. Of these, TELEX owns 83,920 series B shares, as represented by share certificate No. 10, and CHILESAT owns 8,316,080 series B shares, as represented by share certificate No. 09 (together, the "Share Certificates").

     (b) Subject to the Satisfaction of the Total Purchase Price and upon satisfaction of the conditions set forth in Section 2.2. hereof, TELEX and CHILESAT hereby agree to sell, transfer, assign and deliver to Buyer 83,920 series B shares and 8,316,080 series B shares, respectively, together with and as represented in the Share Certificates, and Buyer hereby agrees to purchase and accept delivery of the Shares and the Share Certificates. The Share Certificates and Transfer of Shares shall be furnished by Sellers to Buyer at the time of Closing.

1.2. Purchase Price. The Total Purchase Price shall be satisfied in the following manner:

     (a) By payment to TELEX at Closing, of the amount of US$499,524 (four hundred ninety nine thousand five hundred twenty four U.S. dollars), in cash, in its equivalent in Chilean pesos at the exchange rate obtained with the commercial bank where the sale of U.S. dollars is performed by Leap Wireless International, Inc., at the Closing Date, in compliance with the terms of Decree Law 600, Foreign Investment Statute.

     (b) By paying to CHILESAT at Closing, of the amount of US$27,500,476 (twenty-seven million five hundred thousand four hundred seventy six U.S. dollars) in cash, in its equivalent in Chilean pesos at the exchange rate obtained with the commercial bank where the sale of U.S. dollars is performed by Leap Wireless International, Inc., at the Closing Date, in compliance with the terms of Decree Law 600, Foreign Investment Statute.

     (c) By payment to Chilesat, on the date three years after the date hereof, of US$22,000,000 subject to reduction in accordance with the right of set-off provided herein. It is hereby acknowledged and agreed that this payment obligation shall be transferred to and assumed by the Company pursuant to a Novation and Assumption of Obligation Agreement (the "Novation"), substantially in the form attached hereto as EXHIBIT A, on the

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terms and conditions set forth therein. Upon the execution and delivery of the
Novation and Assumption of Obligation Agreement by the parties thereto, the obligations of Buyer under this paragraph shall be deemed to have been fully satisfied.

1.3. Cross-receipt. On the Closing Date, upon delivery of the Share
Certificates by the Sellers and Satisfaction of the Total Purchase Price by Buyer, Buyer and Sellers shall execute a cross-receipt acknowledging the receipt of the Share Certificates and satisfaction of the Total Purchase Price, respectively.

1.4. Transfer and forfeit of participation rights.

     (a) Sellers state that they do not own shares of the capital stock of or any other interest in CHILESAT PCS, other than the Shares.

     (b) Notwithstanding, on June 24, 1998, the shareholders of CHILESAT PCS, in the sixth general shareholders' meeting, agreed to increase the capital of the Company through the issuance of 7,600,000 new series B shares, with which the capital of CHILESAT PCS came to be represented by 8,400,000 series A preferred shares and by 16,000,000 series B ordinary shares. As of the date hereof, 7,600,000 of the series B ordinary shares had not been issued by CHILESAT PCS, and therefore have also not been subscribed.

     (c) Notwithstanding, on December 30, 1998, shareholders of CHILESAT PCS unanimously agreed to increase the capital of the Company, divided in 8,400,000 series A shares and 16,000,000 series B shares, through the issuance of 32,987,013 ordinary series B shares. The terms of placement of such shares have not yet been approved by the Board of CHILESAT PCS. Legalization of the minutes of the extraordinary shareholder's meeting which agreed the increase in capital has also not occurred to this date.

     (d) Subject to Closing, Sellers acknowledge and agree that the sale of Shares contemplated hereby, includes the sale, forfeiture and transfer in favor of Buyer, of each and every right, actual or contingent, contractual, legal, eventual, hypothetical or otherwise, which Sellers have or may have in relation to the capital increases of CHILESAT PCS referred to in this Section 1.4.

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ARTICLE 2. CLOSING

2.1. Closing. Except for Articles 5, 6, 7 and 8 which are effective as of the date hereof, rights and obligations stemming from this contract will come into effect upon satisfaction or waiver of the conditions set forth in Section 2.2 hereof (such date, the "Closing Date" or the "Closing"). In any event, all conditions precedent set forth in Section 2.2 hereof must be satisfied or waived no later than April 16, 1999, or such later date that the parties agree to in writing (the "Expiration Date").

2.2. Conditions to Closing. The Closing shall be subject to the satisfaction or waiver, in accordance with Section 2.3 hereof, of the following conditions precedent:

2.2.1. The parties hereto shall have provided to each other respective copies of the minutes containing the resolutions of the boards of directors of TELEX and CHILESAT, as Sellers, and LEAP CHILE, as Buyer. Such minutes shall expressly authorize delegation of a special power of attorney for the signatories of this Purchase Agreement.

2.2.2. No later than three (3) business days before closing, Sellers and Buyer shall have received, substantially in the form of EXHIBIT B hereto, copies of written approval to the sale of the Shares contemplated hereby by financial creditors representing all or substantially all of the outstanding financial debt of Sellers, but necessarily including approvals from Banco Bhif, Banco Sudamericano, Dresdner Bank, Banco del Estado, Banco de A.
Edwards, Bank of America and Pacific Mutual.

2.2.3. The general manager of CHILESAT PCS shall have furnished to Buyer at Closing, a certificate, substantially in the form of EXHIBIT C hereto, which indicates that the Shares are duly registered in the share registry of CHILESAT PCS in the name of Sellers on the Closing Date, free of all liens, encumbrances, restrictions, charges and claims, free of real or personal rights which restrict or limit property, possession or tenancy of Shares, or any of its rights as shareholders of CHILESAT PCS, with the exception of the pledge granted over the shares owned by TELEX as indicated in Section 2.2.4.

2.2.4. TELEX shall have furnished to Buyer, at Closing, a copy of the public deed, substantially in the form of EXHIBIT D, signed by QUALCOMM Incorporated, releasing its commercial pledge over stock over the Shares held directly or indirectly by TELEX.

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2.2.5. The contracts and amendments to the contracts listed in EXHIBIT E hereto which govern the relationship between CHILESAT PCS and Sellers shall have been executed and delivered by the parties thereto and shall be satisfactory to the Buyer.

2.2.6. QUALCOMM Incorporated shall have executed a release, substantially in the form of EXHIBIT F hereto, releasing TELEX from any and all obligations assumed pursuant to the Second Amended and Restated Guaranty, dated June 24, 1998.

2.2.7. Sellers and their officers, directors and controlling shareholders on the one hand, and QUALCOMM Incorporated, and SERVICIOS QUALCOMM CHILE S.A., on the other hand, shall have executed releases, substantially in the form of EXHIBIT G hereto..

2.2.8. CHILESAT PCS shall pay to Sellers and their Affiliates the receivables referred to in EXHIBIT H immediately following the delivery by Sellers of the Share Certificates as described in Section 1.1. The parties state that the invoices referred to in Exhibit H have been approved by parties and are considered to be the invoices owed and to be owed to Sellers and Affiliates, up to March 31, 1999, based on agreements (giving rise to such receivables) approved by the board of directors of CHILESAT PCS, in accordance with the terms of the Subscription and Shareholder's Agreement, as amended, dated February 27, 1997, between TELEX, CHILESAT and LEAP WIRELESS INTERNATIONAL INC., as successor in interest of QUALCOMM Incorporated.

2.2.9. The Controlling Shareholders and Buyer shall have executed a non-competition agreement substantially in the form in EXHIBIT I hereto.

2.2.10. The Releases, substantially in the form of EXHIBIT J hereto, shall have been executed and delivered by the parties thereto.

2.2.11. Sellers shall cause the directors of CHILESAT PCS, principal and alternates, appointed by Sellers, to resign as directors thereof.

2.2.12. Sellers and Buyer shall have received copies of written approval of the sale of shares in a form reasonably satisfactory to Sellers and Buyer from the "sindico" designated in connection with the proposal for preventative judicial agreements submitted by Sellers before civil court No. 18 of Santiago, files No. 2,606-98 and No. 2,607-98 for Telex and Chilesat respectively.

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2.3. Waiver of Conditions. The conditions set forth in Sections 2.2.3, 2.2.9 and
2.2.11 are solely for the benefit of Buyer and therefore can be waived by Buyer at any time but not later than the Expiration Date. The conditions set forth in Sections 2.2.6. and 2.2.8. are solely for the benefit of Sellers and therefore can be waived by Sellers at any time but not later than the Expiration Date as long as Sellers act jointly. All other conditions are for the benefit of the Buyer and the Sellers and thus any waiver requires the written consent of all parties not later than the Expiration Date.

2.4 Operations and Actions Prior to and Upon Closing. At all times prior to the Closing, LEAP CHILE and Sellers shall use their commercially reasonable best efforts to cause CHILESAT PCS to keep and maintain the licenses and the business and assets of CHILESAT PCS in good operating condition and repair, and shall not allow CHILESAT PCS to sell, lease, transfer or otherwise dispose of, or mortgage or pledge or otherwise encumber its licenses or assets (except as required by existing contracts with QUALCOMM Incorporated and/or Buyer). Furthermore, Sellers shall not take or agree to take any other action inconsistent with the consummation of the transaction contemplated by the parties. Except for actions relating to enforcing and/or converting its loans to equity of CHILESAT PCS (including issuing notices of default, involuntary bankruptcy and/or similar types of actions), Buyer shall not take or agree to take any other action inconsistent with the consummation of the transaction contemplated herein by the parties. No such actions relating to enforcing and/or converting its loans to equity shall have the effect of excusing Buyer from its obligations undertaken in this Purchase Agreement. The parties shall use their commercially reasonable best efforts to satisfy, or cause to be satisfied, the conditions set forth in
Section 2.2 hereof; provided, that under no circumstances shall this sentence be understood or interpreted so as to impose any obligation to accept performance of the conditions set forth in Section 2.2 that is less than specified therein unless the lesser satisfaction is fully satisfactory to Buyer and Sellers, respectively, as the case may be.

2.5 Actions at Closing. At Closing, upon satisfaction or waiver of the conditions set forth in Section 2.2., (i) Sellers shall deliver to Buyer the Share Certificates and a Transfer of Shares duly executed substantially in the form of EXHIBIT K hereto, (the "Transfer of Shares"), and (ii) Buyer shall Satisfy the Total Purchase Price and (iii) the Shares shall be registered in the name of Buyer in shareholder's registry of CHILESAT PCS; and (iv) new share certificates shall be issued in favor of Buyer.

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2.6 Actions following Closing. Following the Closing, Buyer and Sellers agree to, and Buyer agrees to cause the Company to, enter into a Spanish language version of the Novation and Assumption of Obligation Agreement which shall be a faithful translation of the English language original of the Novation and Assumption of Obligation Agreement, subject to the reasonable agreement of the parties thereto to the accuracy of the translated text. The Spanish version of the Novation and Assumption of Obligation Agreement shall, upon execution, supersede the English version thereof, and be raised to an "escritura publica".

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

3.1. (a) Attached hereto is EXHIBIT L (the "Disclosure Schedule"), which specifically references the Sections of this Purchase Agreement to which such disclosure relates.

     (b) Except as set forth in the Disclosure Schedule, the Sellers jointly and severally represent and warrant to Buyer as of the date hereof as follows:

3.1.1. Organization, Good Standing, etc

     (a) Except as set forth in the Disclosure Schedule, each of the Sellers and CHILESAT PCS is a corporation duly organized and validly existing and in good standing under the laws of Chile and has all requisite corporate power and authority to own its properties and conduct its business as currently conducted and to enter into and perform its obligations under this Purchase Agreement and each other agreement, document or instrument to which it is a party relating to or delivered in connection with this Purchase Agreement or the transactions contemplated herein (except as to the Novation as to which the representation and warranty is made to the best of Seller's knowledge, following Reasonable Investigation);

     (b) Except as set forth in the Disclosure Schedule, Sellers represent and warrant to Buyer that CHILESAT PCS is the sole owner of the Concession without restrictions or obligations, and that the Concession is not subject to liens or encumbrances, and that the Concession and the provisional authorization allow the Company to conduct the mobile digital telecommunications business under the CDMA technology as currently

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conducted, and that Sellers are unaware of any event that could reasonably be expected to result in the loss or forfeiture of the Concession.

3.1.2. Authorization of Purchase Agreement; Enforceability; No Violation or Breach.

     (a) Except as set forth in the Disclosure Schedule, the execution, delivery and performance of this Purchase Agreement by Sellers and the consummation of the transactions contemplated hereby by Sellers have been duly and validly authorized by all requisite corporate proceedings of each of Sellers.

     (b) Except as set forth in the Disclosure Schedule, this Purchase Agreement has been duly and validly executed and delivered by Sellers.

     (c) Except as set forth in the Disclosure Schedule, this Purchase Agreement constitutes the legal, valid and binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with its terms and, upon Satisfaction of the Total Purchase Price and the recordation of the transfer in the share registry of CHILESAT PCS and the conveyance and delivery of the Share Certificates, is effective to transfer the Shares to Buyer.

     (d) Except as set forth in the Disclosure Schedule, neither the execution, delivery or performance of this Purchase Agreement nor the consummation of the transactions contemplated hereby will as of the date hereof or with the giving of any notice or the expiration of any period of time: (i) violate any provision of the by-laws or any charter documents of any of CHILESAT PCS, the Sellers and / or Controlling Shareholders and Affiliates, (ii) result in a violation or breach of or otherwise conflict with, or permit any third party to modify or rescind any term or provision of, or constitute a default or event of default under, or require a payment under, any indenture, note, mortgage, deed of trust, lease, contract, commitment, license or other agreement to which any of CHILESAT PCS and/or Controlling Shareholders and Affiliates is a party or by which any of them is bound, or (iii) violate any statute, order, writ, injunction, judgment, decree, rule or regulation applicable to CHILESAT PCS and/or Controlling Shareholders and Affiliates or the Business.

     (e) Representatives of Sellers signing Purchase Agreement are duly empowered and authorized to sign Purchase Agreement.

3.1.3. Litigation.

     (a) Except as disclosed in the Disclosure Schedule, to the best of the knowledge of Sellers following Reasonable Investigation, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries pending or threatened before any court or governmental body or agency or any private arbitration tribunal of any nature against the Shares or which could reasonably be expected to be material, against CHILESAT PCS, the Business or the Shares or which could reasonably be expected to have a Material Adverse Effect on CHILESAT PCS, the Business or the Shares.

     (b) To the best of the knowledge of Sellers following Reasonable Investigation, there is not in existence any judgment, order, writ, injunction, or decree of any court, governmental body or administrative agency (i) affecting the Shares or materially affecting CHILESAT PCS, the Business, this Purchase Agreement or the transactions contemplated hereby, or (ii) enjoining or requiring any of the Sellers or CHILESAT PCS to take action of any kind with respect to the Shares or the Business.

3.1.4. Financial Statements.

     (a) CHILESAT PCS has delivered to Buyer the (i) audited balance sheet of the Company as of December 31, 1998, and the related audited statements of income, retained earnings, and changes in financial position of the Company for the year ending December 31, 1998, audited by independent certified public accountants, and (ii) the unaudited balance sheets of the Company as of February 28, 1999, and the related unaudited statements of income, retained earnings, and changes in financial position for the two-month period then ended, (collectively, the "Financial Statements"). The Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, the Financial Statements have been prepared from the books and records of the Company and are complete in all material respects, and present fairly the financial position, results of operations, cash flows and changes in shareholders' equity of Company at the respective dates and for the respective periods indicated therein in accordance with Chilean generally accepted accounting principles applied on a consistent basis, subject, in the case of any such statement for a period of less than a full fiscal year, or as of a date other than a fiscal year-end, to normal year-end adjustments which are not material in amount, individually or in the aggregate. Except as expressly disclosed in the Financial Statements, the Company has no liabilities or obligations, whether contingent or otherwise, other than liabilities incurred by Company since the date of the most recent Financial Statements in the ordinary course of operation of the Business as historically conducted. Due to the illiquidity experienced by the Company during February and March of 1999, the Company has delayed payment of certain financial and trade creditors. The Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the financial condition and results of operations of the Company except for the events referred to in the preceding sentence.

     (b) Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, and except as set forth in the Disclosure Schedule since December 31, 1998 there has been no Material Adverse Change in the financial condition, results of operations, properties, business or prospects of the Company or the Business, individually or in the aggregate, including without limitation any change that decreases the consolidated net worth of Company, provided, that due to the illiquidity experienced by the Company during February and March of 1999, the Company has delayed payment of certain financial and trade creditors; and (ii) the Sellers are not aware of any instance where the Company and the Business have not been maintained and operated other than in the ordinary course consistent with past practice.

3.1.5. Taxes. Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, the Company filed or caused to be filed all returns, reports or information returns or statements, including amendments thereto ("Tax Returns"), relating to all state, local, provincial, foreign and other taxes, assessments, or governmental charges of any kind whatsoever, including without limitation income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers' compensation, severance, environmental, transfer, payroll, withholding, employment, and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not ("Taxes") with the appropriate Chilean and foreign, state, provincial and local department, agency or official with whom Tax Returns are required to be filed ("Tax Authorities") relating to the Company, the Subsidiaries or their operations, and have paid all Taxes shown thereon as owing. To the best of Sellers' knowledge and except as set forth in the Disclosure Schedule, the Company has not requested or been granted an extension of time to file any Tax Return that has not been filed; all Taxes which were required to have been paid as of the date hereof, have been paid by Company; no deficiency for unpaid Taxes has been asserted against Company by any Tax Authority which relates to the Company or the Business; no Tax Return of Company is currently under audit by any Tax Authority; there are no liens for Taxes (other than for current taxes not yet due and payable) on the assets of the Company; and no Tax Authority has proposed in writing any adjustment to any such Tax Return.

3.1.6. Receivables. The Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, substantially all of the accounts receivable of the Company ("Receivables") (i) represent bona fide indebtedness incurred by the applicable account debtors, (ii) have arisen in the ordinary course of the conduct of the Business and (iii) do not reflect work-in-progress or goods or services not yet delivered, except as may arise in accordance with the Company's revenue recognition principles that have been consistently applied.

3.1.7. Real Property. Except as disclosed in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation the real property owned by Company, and real property held under lease, comprise all of the real property used or needed to operate the Business as currently conducted. The Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation and except as set forth in the Disclosure Schedule:

     (a) Each lease is in full force and effect and is enforceable in accordance with its terms. The Company is not in default of its obligations under any lease and there has not occurred any event which, with the passage of time or giving of notice or both, constitutes a default under such lease.

     (b) The ownership interest in each real property owned by Company or any lease or a valid memorandum thereof has been duly recorded with the real estate records of the appropriate governmental filing officer of the jurisdiction in which the property is located. The Company has good, valid and marketable title to the property owned by it and has good, valid and marketable leasehold title to the property demised to it by any lease.

     (c) Neither the real properties owned or leased by the Company nor the conduct of the Business at such real properties are in conflict with current zoning laws applicable to such properties, except where such conflict would not adversely affect such properties or the conduct of the Business.

     (d) The transactions contemplated by this Agreement will not constitute a default under, or require any notice to or consent of any Person, under any lease, any non-disturbance agreement affecting any lease, or any agreement or instrument securing the performance of the Company's obligations under any lease.

     (e) The Company has not exercised any option, nor given any notice of election to exercise any option, under any lease, except as has been duly memorialized by the Company and the Landlord by means of a duly executed lease or an amendment, modification or supplement to such lease.

3.1.8. Personal Property. Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, all tangible personal property used by the Company in the conduct of the Business as currently conducted ("Personal Property") is located on the owned or leased real property of Company or the Subsidiaries. The Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, except as disclosed in the Disclosure Schedule, (a) the Company owns good and valid title to all the Personal Property and (b) all of the Personal Property with a net book value in excess of Ch $20,000,000 is in good working condition and repair, ordinary wear and tear excepted, and is suitable for its current use.

3.1.9. Trademarks, Intellectual Property.

     (a) Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, and, except as set forth in the Disclosure Schedule, the Company has good title to and has all necessary rights to use all trademarks, trade names, service marks, trademark and service mark registration used in connection with the Business as currently operated, together with all licenses and agreements in connection therewith (the "Intellectual Property"), and the technology used in the Business or incorporated into marketed or marketable products or services of the Business (the "Marketable Technology") free and clear of all liens, charges, royalties, encumbrances, or third party claims or interests of any kind. All licenses of Intellectual Property to Company are enforceable obligations of the parties thereto and the Company is not in default thereof nor does any of the Sellers know of any default thereof by any other party to such licenses.

     (b) Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, the conduct of the Business does not, without appropriate authorization or license, infringe upon or conflict with the patents, copyrights, marks or other intellectual property rights of others. To the knowledge of Sellers following Reasonable Investigation, no use of Intellectual Property has been or is being made, except by Company in the conduct of the Business. Each of the Sellers has no knowledge of any claim or reason to believe that any Intellectual Property of which the Company is the licensee is not the valid and enforceable property of its purported owner and that the licensor is duly authorized to license such Intellectual Property.

3.1.10. Employee Matters. Except as set forth in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation:

     (a) Except as set forth in the Disclosure Schedule, the Company is not indebted to any shareholder, director, officer, employee or agent of Company in relation to labor matters.

     (b) There is not now nor has there been any labor strike, threat of labor strike, organizational attempt, boycott, or informational or direct picketing or leafleting with regard to labor matters directed against Company. There are no unions and no collective bargaining agreements binding upon the Company.

3.1.11. Consents. Except as set forth in the Disclosure Schedule, to the knowledge of the Sellers, there is no consent, approval, order, or authorization of, or registration, declaration or filing with, or payment to, any governmental authority of or within Chile or any other third party required to be made or obtained by the Company in order for the Company to establish the valid execution, delivery and performance by the Company of this Purchase Agreement and the consummation of the transactions contemplated herein by the Company.

3.1.12. Compliance with Laws. Except as set forth in the Disclosure Schedule, the Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, the Company has complied and is in compliance with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities, and no claims have been made by any governmental regulatory agency or other person or entity to the contrary except for those which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge after Reasonable Investigation, the Company maintains all permits, licenses, certificates, approvals and authorizations of and registrations with and under all state, local and foreign laws, authorities and agencies as are required for the operation of the Business, and (i) each such permit is in full force and effect, (ii) there is no violation of any such permit which could reasonably be expected to have a Material Adverse Effect and
(iii) no proceeding is pending or threatened seeking the revocation or limitation of any such permit.

3.1.13. Transactions with Related Parties. Except as set forth in the Disclosure Schedule, the Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, neither the Company or any of the Sellers nor any officer, director or employee of the Company or a Seller or any affiliate of any of the foregoing (a) owns, directly or indirectly, on an individual or joint basis, any interest in (other than incidental ownership), or serves as an officer, director or employee of, any landlord, competitor or supplier of Company, or any corporation, partnership, trust or other entity or organization which has any contract or arrangement with the Company or (b) has entered into transactions with the Company other than transactions entered into in the ordinary course of business or otherwise expressly authorized by the Board of Directors of the Company.

3.1.14. Environmental Matters. Except as set forth in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, the Company (i) is in material compliance with Environmental Laws applicable to the owned and leased real property of the Company or activities conducted thereon or to the Business; (ii) has obtained and has operated in material compliance with all permits required by Environmental Laws for the operation of the owned and leased real property and the Business and no other permits are required for operation of the Business;
(iii) has not received or otherwise been threatened with any notice of material violation, liability, suit or other material claim based on the violation of the Environmental Laws; (iv) is not aware of any investigation, review, finding of violation, liability, suit, or other claim asserted or threatened, or the existence of the basis for any of the foregoing against the Company under Environmental Laws; and (v) the Company does not have any plans to make significant capital expenditures for pollution control equipment or otherwise to address environmental or workplace health and safety conditions.

3.1.15. Contracts. Except as set forth in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, each material contract, agreement, and lease, whether written or oral, to which the Company is a party or by which any of the assets of the Company are bound or which relate to the Business (the "Contracts") (i) is in full force and effect and enforceable in accordance with its terms, and (ii) has no provision that permits termination thereof or requires a payment or other action in connection with a change of control or a change greater than 10% capital ownership of the Company. Except as set forth in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, the Company, in regards to such Contracts have performed in all material respects all obligations required to be performed by them to date and the Company is not in default in any material respect thereunder nor has there occurred any other event which, with the passage of time or giving of notice or both, would constitute a default thereunder that would constitute a Material Adverse Effect.

3.1.16. Insurance. Except as set forth in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, all policies of insurance to which the Company is a party are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation has been received with respect to any such policy. Except as set forth in the Disclosure Schedule, Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation, the Company has not received any notice that material changes are required in the conduct of the Business as a condition to the continuation of coverage or the renewal of any such policy.

3.1.17. Brokers. Except as set forth in the Disclosure Schedule, to the best of Seller's knowledge following Reasonable Investigation, no agent, broker, investment banker, or other person acting under the authority of the Company or the Sellers is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company or Buyer as a result of this Purchase Agreement; provided, that the Sellers makes no representation and warranty and shall have no liability if the broker's or finder's fee arises out of any agreement of the broker of finder with Buyer or its affiliates.

3.1.18.  Company Capitalization.

     (a) Upon the execution and delivery of this Purchase Agreement by the parties and at the Closing, Buyer shall receive good and marketable title to the Shares free and clear of all liens, encumbrances, restrictions, charges and claims whatsoever (collectively, "Liens"). The Sellers have full power, right and authority to sell and convey such Shares to the Buyer without rights of first refusal or other restrictions on such conveyance. Except as specified in
Section 1.3 hereinabove and as specified in the Disclosure Schedule, there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery or transfer (collectively, "Rights to Acquire") by the Company of shares of capital stock of the Company or of any other securities, or instruments convertible to securities. To the best of Sellers' knowledge following Reasonable Investigation, the Company does not have any agreement or understanding with respect to the registration with any governmental authority of shares of capital stock of Company for sale to the public.

     (b) The Sellers represent and warrant, that, to the best of their knowledge following Reasonable Investigation and except as set forth in the Disclosure Schedule, the Company does not directly or indirectly have an equity ownership interest in any corporation or other entity.

3.1.19. Disclosure of All Material Information. To the best of their knowledge, the Sellers have disclosed to Buyer all information and documents known to them following a Reasonable Investigation that relate to any facts, set of circumstances or conditions that could reasonably be expected to have a Material Adverse Effect or would otherwise be material to Buyer's purchase of the Shares. To the best of their knowledge following Reasonable Investigation, the Disclosure Schedule is true and complete in all material respects and does not make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

3.2. Buyer represents and warrants to the Sellers as of the date hereof as follows:

3.2.1. Organization, Standing, etc.. Buyer is a corporation ("sociedad anonima cerrada") duly organized, validly existing and in good standing under the laws of Chile and has all requisite corporate power and authority to enter into and perform its obligations under this Purchase Agreement.

3.2.2.  Authorization and Enforceability

     (a) The execution, delivery and performance of this Purchase Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer, have been duly and validly authorized by all necessary corporate proceedings of the Buyer. This Purchase Agreement has been duly and validly executed by Buyer. This Purchase Agreement constitutes the valid and binding obligations of the Buyer, enforceable against Buyer in accordance with its terms. Representatives of Buyer signing this Purchase Agreement and the Novation are duly empowered and authorized to so sign.

     (b) The execution, delivery and performance of the Novation by the Company have been duly and validly authorized by all requisite corporate proceedings of the Company. When delivered at the Closing, the Novation shall be duly and validly executed by the Company. The Novation, upon execution, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Representatives of the Company signing the Novation are duly empowered and authorized to so sign.

3.2.3. Brokers. No agent, broker, investment banker or other person acting under the authority of the Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any Seller or any of their Affiliates as a result of the negotiations or execution of this Purchase Agreement.

3.2.4 No Breach or Conflict. Neither the execution, delivery or performance of this Purchase Agreement nor the consummation of the transactions contemplated hereby will as of the date hereof or with the giving of any notice or the expiration of any period of time: (i) violate any provision of the By Laws or any charter documents of Buyer, or (ii) violate any statute, order, writ, injunction, judgment, decree, rule or regulation applicable to Buyer.

ARTICLE 4. INDEMNIFICATION

4.1. Indemnity by Sellers. Subject to Section 4.4. of this Agreement, Sellers agree jointly and severally to indemnify, hold harmless and defend Buyer, the Company and their respective Affiliates and related corporations, and their respective directors, officers, partners, employees, agents, successors and assigns from and against any and all claims, causes of action, liabilities, damages, losses, judgments, and the costs and expenses incidental to any of the foregoing (including, but not limited, to reasonable legal, accounting, consulting, engineering and other expenses, costs of investigations and costs of providing any bonds or taking other actions necessary to stay any judgments or perfect any appeals (collectively, "Losses") which may be imposed upon, incurred by, or assessed against any Person seeking indemnification hereunder arising out of, in connection with, or relating to:

     (a) any material or knowing breach or Inaccuracy ("Breach") of any representation or warranty made by Sellers in this Purchase Agreement; or

     (b) any breach of any existing contracts where any or both of the Sellers or any of their Affiliates and the Company are a party to, whether as listed in EXHIBIT M or otherwise.

4.1.1. Any Breach of any representation or warranty shall only be subject to indemnification pursuant to this Section 4.1 if such Breach gives rise to Losses
(i) over and above US$50,000 per event or per incident and (ii) the aggregate of all such Breaches is in excess of US$250,000.

4.1.2. Except as provided in Section 4.1.3., indemnity claims pursuant to
Section 4.1 (a) in the case of a Breach of a representation or warranty is limited to an aggregate amount of US$5,000,000.

4.1.3. None of the limits for indemnity claims stated in Section 4.1.1. and/or
4.1.2. are applicable to any Breach of any representation or warranty which is caused by an intention and knowing breach or an intent to defraud.

4.1.4. Seller shall under no circumstances be liable for any Breach of which Buyer has actual knowledge as of the date hereof.

4.1.5. In calculating the amount of Loss from any Breach of a representation or warranty, the thresholds set forth in Section 4.1.1. shall be initial thresholds but any recovery of Loss once it has exceeded those thresholds shall include Losses from the first dollar of Loss.

4.2. Right to Offset. In addition to all other rights and remedies available to Buyer hereunder, Buyer and/or the Company shall have the right and option, but no obligation, to reduce the amount of the payment obligation referred to in the Novation by setting off against such amount the indemnity claims permitted under
Section 4.1. hereinabove. This right shall be available to Buyer and/or the Company, as long as the obligation to pay all or part of the Novation is also pending, including in cases of interruption or suspension of such obligation to pay. There shall be no right of set-off for indemnified Losses that are otherwise paid by Sellers or their Affiliates before such offset. No right of offset shall be applied to any Breach of a representation or warranty set forth in Section 3.1 if, at the time of selling, making such representation or warranty, Buyer had actual knowledge that the representation and warranty was untrue when made.

4.2.1. Notwithstanding the foregoing, in the case of the contract regarding the granting of a right of use of the optic fiber and provision of services (listed in Exhibit M), a disruption of such services that (i) arises in the ordinary course of business of the service provider (CHILESAT) which is not related to failure of Sellers or their affiliates to preserve their rights in such optic fiber or related assets (the "Backhaul") and (ii) is consistent with reasonable expectations of parties to contracts for the provision of backhaul services, shall not give rise to a right to offset on the payment obligation referred to in the Novation.

4.3. The rights to indemnity hereunder shall survive the Closing and shall terminate on the first anniversary date with respect to claims under Section 4.1(a) and on the third anniversary to the Closing Date with respect to claims under Section 4.1; provided that such rights to indemnity will be extended for the duration of the suspension or interruption of the obligation to pay the outstanding part of the price contemplated in Section 1.2.(c) hereinabove (the "Indemnity Cut-Off").

4.4. No Modification of Existing Contracts. The terms of this Section 4 are not intended to modify, supplement, add to or amend the terms of the existing contracts between the Company and Sellers, nor to create, amend and/or terminate any rights or obligations thereunder. In any event, the Indemnity Cut-Off shall not increase, reduce or modify the obligations of the Sellers, or any of them, or their Affiliates, under any agreements with the Company, including, but not limited to, those listed in Exhibit M.

4.5. Notice of Claim. If any indemnified Person under Article 4 (the "Claimant") desires to make a claim (a "Claim") against any indemnifying Person under such provisions (the

"Indemnitor"), the Claimant shall give written and prompt notice to the Indemnitor setting forth the amount, nature and circumstances of the Claim. The failure to give such prompt notice shall relieve the Indemnitor of its indemnification obligations contained herein only to the extent that failure to give such notice actually prejudices the rights or materially increases the liabilities or obligations of Indemnitor. Upon receipt of such notice, Indemnitor shall acknowledge in writing the Claim (it being understood that the failure of Indemnitor to provide such writing will not affect its liability for Losses). Upon acknowledging in writing its obligation to indemnify Claimant with respect to a Claim, Indemnitor, if the case were to permit this, may elect in writing to assume the defense of such Claim at its own expense, subject to the right of Claimant to participate in the defense of any such matter at its own expense and with counsel of its own choice. Even if the Indemnitor does not exercise its right to assume the defense of the Claim, Indemnitor must assume the defense of the Claim if so requested by Claimant, subject to the right of Claimant to participate in the defense of any such matter at its own expense and with counsel of its own choice. The Indemnitor shall not have the right to settle any Claim without the consent of Claimant if such settlement would result in a liability or cost to Claimant or, when Buyer is Claimant, and would adversely affect the operation of the Business or affect Buyer's interest in or other rights of ownership in the Shares. Even though Indemnitor were to not assume the defense, case permitting and having been notified to do so, he must abide by the results of the Claim. If the Claim were to not permit that the Indemnitor assume the defense of Claimants interest due to a conflict of interest, Indemnitor must indemnify Claimant directly.

ARTICLE 5: EXCLUSIVITY AND NON COMPETITION.

5.1 Exclusivity. Sellers and their Affiliates and their respective officers, directors and agents shall not, directly or indirectly, consult or negotiate with or seek or entertain proposals from any person or entity with respect to selling or otherwise directly or indirectly transferring Shares. Such obligation shall expire on the earlier of (a) such time as Leap Chile fails to acquire Shares by reason of a breach of this Purchase Agreement; (b) the Expiration Date, as extended, or (c) at Closing Date.

5.2  Limitation on Competition.

     (a) Sellers shall not, and shall not cause or permit any of its Controlling Shareholders, Affiliates or related persons or entities, ("Restricted Entities"), directly or indirectly, to compete directly or indirectly with Chilesat PCS in the provision of mobile wireless telecommunications services (or services which are capable of being used and are actually used or marketed for use, in a mobile operation) ("Restricted Business") in the Republic of Chile for a period of two years, provided that this covenant not to compete shall expire with respect to any party which is acquired in whole or material part (more than twenty-five percent (25%)) by an entity which, prior to the date of such acquisition, is a wireless service provider.

     (b) Acquisitions by an unrelated wireless service provider of less than 25% of the equity or voting power of any of the Restricted Entities or acquisitions by a non-wireless service provider of any percentage of the shares, equity or voting power of any of the Restricted Entities, shall not rescind the non-compete restrictions applicable to such Restricted Entity.

     (c) Minority holdings by all Restricted Entities of less than 5%, in the aggregate, in a competing wireless service provider shall not violate this provision.

     (d) The covenant not to compete includes, but is not limited to, any of the following conducts: (i) engage or attempt to engage (including without limitation by means of direct or indirect ownership of an interest in any third party) or encourage any other person or entity to begin a Restricted Business; or (ii) solicit for employment or employ or assist another to solicit for employment or employ, any individual who is employed by the Company.

     (e) The parties acknowledge that because a remedy of law for any breach of the provisions of this Section 5.2. will be inadequate, in addition to all other remedies available, Buyer shall have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions of this Section 5.2.. This remedy shall be in addition to, and not in lieu of, any other remedy available to Buyer, including monetary damages.

     (f) The invalidity, ineffectiveness or unenforceability of any one or more phrases, sentences, clauses, paragraphs or subsections of this Section 5.2. shall not affect the validity or enforceability of the remaining portions of this Section 5.2. or any part thereof. If any provision of this Section 5.2. is finally determined to be invalid judicially, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision shall be deemed severed from this

Purchase Agreement for purposes of such jurisdiction only, but every other provision of this Section 5.2. shall remain in full force and effect, and there shall be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permissible under applicable law.

ARTICLE 6: RESOLUTION OF DISPUTES AND GOVERNING LAW.

All disputes, controversies or claims arising out of or relating to this Purchase Agreement, or for the breach, termination or invalidity thereof, shall be settled by arbitration pursuant to the Rules of Procedure of the International Chamber of Commerce in effect on the date of this Agreement by an arbitrator chosen by agreement of the parties or, if the parties shall fail to agree upon such arbitrator within fifteen (15) days after one party shall request the other to do so or if the person chosen shall fail or refuse to act as an arbitrator, then by an arbitrator appointed in accordance with such Rules. The arbitration shall be conducted in the English language at Miami, Florida, United States of America. The arbitration shall be based on the English version of the Purchase Agreement approved and executed by the parties on the date hereof. The parties to the arbitration shall have a right to conduct discovery. Judgment upon any award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award or an order of enforcement, as the case may be. During the period of any arbitration, the parties agree to continue to perform their respective obligations hereunder to the extent that the performance of such obligations is not the subject of dispute or otherwise has not been submitted to arbitration. Each of the parties hereto waives for now and forever any immunity, sovereign or otherwise, that it may have from the jurisdiction of the court in which an arbitral judgment is sought to be enforced.

ARTICLE 7: PUBLICITY, CONFIDENTIALITY.

7.1. The parties hereto recognize that the contemplated transaction and all discussions related thereto are strictly confidential and shall not disclose to any third party the existence of negotiations between the parties, the relationship of the parties under this Purchase Agreement, nor any confidential information received in connection therewith, nor release any information regarding matters relating to the transactions contemplated hereby, including, without limitation, any press release or statement in any communications media except (i) as may be required in order to comply with applicable law or regulations, provided the party required to make such disclosure will, to the extent possible, promptly inform the other parties so as to permit them to make known any objections that they may have to such disclosure, (ii) or as may be necessary to fulfill the conditions contemplated herein, or (iii) with the prior written consent of the other parties, which shall not be unreasonably withheld or delayed.

7.2. Buyer, Sellers and the Company shall coordinate with each other the disclosure of the transactions contemplated by this Agreement to employees, customers and suppliers to the extent both parties agree that such disclosure is advisable.

7.3. Notwithstanding Section 7.1, the parties may disclose the existence of this Purchase Agreement and related information (i) to financial creditors of Sellers, including, without limitation, as represented through the "comite de licitacion," "comite de acreedores", "comite de control" and "junta de acreedores financieros," created or existing pursuant to the Agreement Proposals, (ii) to secured creditors of the Company such as QUALCOMM Incorporated, (iii) to the "sindico," and (iv) as legally required, including but not limited to disclosure to the judge overseeing the matter of the Agreement Proposals, in each case as may be necessary or advisable to receive the approvals set forth in Section 2.2.2.

7.4. LEAP CHILE agrees that it shall not disclose the contents of this Purchase Agreement or otherwise carry out discussions relating to the transactions contemplated hereby with the persons described in clauses (i), (iii) or (iv) of
Section 7.3. without prior consultation with the Sellers and without providing Sellers with a reasonable opportunity to participate in any such communication meeting or conference call.

7.5. On the date of execution hereof and on Closing Date and at each other time as Buyer may request before Closing, Sellers shall fully and completely inform LEAP CHILE of the process and content of its conversations which may be relevant to the transactions contemplated hereby with the persons described in clauses
(i) or (iii) of Section 7.3.

7.6. The parties acknowledge that as public corporations, Leap Wireless International Inc. (LEAP CHILE's parent company) and TELEX shall each be obligated to make a public announcement of Purchase Agreement in accordance with the disclosure standards for public corporations in the United Stated and in the case of TELEX, in Chile and the United States and to file the Purchase Agreement as a public document with the Securities and Exchange Commission. The parties agree to coordinate such announcements.

ARTICLE 8: MISCELLANEOUS

8.1. Waiver. No purported waiver by either party of any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein. No right or remedy conferred by this Purchase Agreement or legally available is intended to be exclusive of any other right or remedy, and each such right or remedy is cumulative and in addition to every other such right or remedy.

8.2. Entire Agreement. This Purchase Agreement sets forth the entire understanding between the parties concerning the subject matter of this Purchase Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them, relating to the subject matter of this Purchase Agreement, other than those set forth herein or in the contracts contemplated herein. No representation or warranty has been made by or on behalf of either party to this Purchase Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Purchase Agreement or to abide by or consummate any transactions contemplated by any terms of this Purchase Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Purchase Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

8.3. Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against either party, but shall be interpreted according to the application of the rules of interpretation for arms length agreements.

8.4. No Partnership. Nothing contained in this Purchase Agreement shall be deemed or construed by the parties hereto or by any third person, corporation or other entity to create the relationship of principal and agent or of partnership or of joint venture.

8.5. Successor. Each and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided in this Purchase Agreement, their respective successors and assigns; provided however, that, with the exception of Buyer's obligations pursuant to Section 1.2.(c) which shall be assigned pursuant to the Novation and may thereafter be assigned by Sellers, no party hereto may assign this Purchase Agreement or any rights hereunder without the written consent of the other. Notwithstanding the foregoing, Buyer may assign this Purchase Agreement, in whole or in part, to any parent corporation, subsidiary or other affiliate of the Buyer without the consent of the Sellers or the Company.

8.6. Notices. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Purchase Agreement shall be in writing and in the English language and be deemed to have been properly given when (a) delivered in person, (b) three business days after sent by a reputable international prepaid overnight delivery service, or (c) upon receipt of confirmation of delivery if delivered by telecopy or other facsimile transmission (followed with hard copy sent by international prepaid overnight delivery service), addressed:

If to TELEX CHILE: TELEX-CHILE S.A.
                   Rinconada El Salto 202
                   Huechuraba
                   Santiago
                   CHILE
                   Attention:  Gerente General
                   Fax No. 011-562-382-5185


If to CHILESAT:    CHILESAT S.A.
                   Rinconada El Salto 202
                   Huechuraba
                   Santiago
                   CHILE
                   Attention:  Gerente General
                   Fax No. 011-562-382-5185


If to LEAP CHILE:  Inversiones Leap Wireless Chile S.A.
                   Tenderini 153, Santiago, Chile
                   At: General Manager
                   Fax No. 562 6331886

               With copy to:

                   LEAP WIRELESS INTERNATIONAL, INC.
                   10307 Pacific Center Court
                   San Diego, CA
                   USA
                   Attention:  General Counsel
                   Fax No.  1-619-882-6040


or to such Persons or at such other addresses as any party hereto shall have designated by proper notice in writing to the other parties. Notice of change of address will be effective only upon receipt.

8.7. Captions. The captions and Section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Purchase Agreement.

8.8. Partial Invalidity. If any term or provision of this Purchase Agreement or the application thereof to any Person or circumstance, shall be invalid or unenforceable, the remainder of this Purchase Agreement, or the application of such term or provision to other Persons, other than those as to which it is held invalid, shall not be affected thereby and each term or provision of this Purchase Agreement shall be valid and enforceable to the fullest extent permitted by law and the parties shall agree to substitute for such term or provision other terms and provisions which to the extent permitted by law will permit the parties to obtain the benefit of the term or provision so held invalid or unenforceable.

8.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

8.10. Third Parties. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

8.11. Expenses. Each party hereto shall pay its own expenses, including attorneys and accounting fees, incurred in connection with the transaction described herein.

8.12. Further Assurances. If at any time either of the parties hereto shall consider or be advised that any further assignments, conveyances, notations or assurances are necessary or desirable to carry out the provisions hereof and the transactions contemplated herein, the appropriate parties hereto shall execute and deliver, or cause to be executed and delivered, any and all proper deeds, assignments and assurances, and do or cause to be done all things necessary or proper to carry out fully the provisions hereof.

8.13. MOU. The memorandum of understanding granted by and among them on March 2, 1999, is terminated and without further force or effect.

8.14. Governing Law. This Purchase Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof.

8.15. Joint and Several Liability. Each Seller hereby agrees that, by signing below, Sellers will be jointly and severally liable for the obligations and liabilities of the Sellers under this Agreement

     IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed as of the date first above written.

TELEX CHILE S.A.                        INVERSIONES LEAP WIRELESS
                                        CHILE S.A.
By: /s/ JUAN EDUARDO IBANEZ             By: /s/ OCTAVIO BOFILL
    ---------------------------------       -----------------------------------
Print Name: JUAN EDUARDO IBANEZ         Print Name: OCTAVIO BOFILL
Title: PRESIDENT                        Title: GENERAL MANAGER

CHILESAT S.A.
By: /s/ RAMON VALDIVIESO
Print Name: RAMON VALDIVIESO
Title: GENERAL MANAGER